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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated October 31, 1997, except as to the 1-for-3.07459 reverse stock split discussed in Note 5 and paragraphs two through five of Note 10, which are as of February 2, 1998, relating to the financial statements of Scriptgen Pharmaceuticals, Inc., which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."


/s/ Price Waterhouse LLP

Price Waterhouse LLP

Boston, Massachusetts


February 2, 1998